EXHIBIT 21.5
List of Subsidiaries and Affiliates
of
The Boston Beer Company, Inc.
as of
December 25, 2010
Boston Beer Corporation
(a Massachusetts corporation)
Boston Beer Corporation Canada Inc.
(a Canadian business corporation)
Boston Brewing Company, Inc.
(a Massachusetts corporation)
Freetown Acquisition Company, LLC
(a Massachusetts limited liability company)
SABC Realty, Ltd.
(an Ohio limited liability company)
Samuel Adams Brewery Company, Ltd.
(an Ohio limited liability company)
Providence Street Associates, LLC
(an Ohio limited liability company)
Samuel Adams Pennsylvania Brewery Company
(a Pennsylvania limited liability company)